Exhibit 5.2

ATTORNEYS & COUNSELORS AT LAW 633 SEVENTEENTH STREET, SUITE 3000 DENVER, COLORADO 80202 TELEPHONE: (303) 297-2900 FAX: (303) 298-0940 WWW.SHERMANHOWARD.COM

Kathleen A. Odle

Direct Dial Number:  (303) 299-8116

E-mail:  kodle@shermanhoward.com

January 11, 2013

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

We are special counsel for Liberty Media Corporation, formerly known as Liberty Spinco, Inc. (the “Company”) and in that capacity we have assisted the Company in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 relating to the registration of certain shares of Series A Common Stock, $.01 par value per share, that may be purchased pursuant to the Liberty Media 401(k) Savings Plan (the “Plan”).

In connection with the undertaking set forth below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such undertaking.  On the basis of such inquiries or examinations, we hereby confirm the following:

1.              The Internal Revenue Service (“IRS”) issued, on December 18, 2012, a favorable determination letter (the “IRS Determination Letter”) indicating the compliance of the provisions of the written documents constituting the Plan with the requirements of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) pertaining to such written provisions; and

2.              The Company hereby undertakes the following:

a.              Any and all amendments to the Plan made subsequent to the issuance of the IRS Determination Letter will be timely submitted to the IRS, pursuant to Revenue Procedure 2007-44, for review by the IRS for an updated favorable determination letter on the Plan; and

b.              The Company will make all changes to the Plan required by the IRS in connection with its review of any such submission and any such amendments subsequently timely submitted for review in order to maintain the qualified status of the Plan.

We consent to the filing of this undertaking as an exhibit to the Registration Statement referred to above.

Very truly yours,

Sherman & Howard L.L.C.

/s/ Kathleen A. Odle
Kathleen A. Odle

KAO:ac